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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant

EPub Holdings, Inc., a Delaware corporation.

DBits Acquisition Corporation, an Illinois corporation.

Revnet Systems, Inc., an Alabama corporation.

Decisive Technology Corporation, a California corporation.